Exhibit 10.17

UNITED COMMUNITY BANKS
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2017)
Pursuant to the authorization of its Board of Directors, UNITED COMMUNITY BANKS, INC. (the "Company"), a Georgia Corporation, does hereby amend and restate the United Community Banks Deferred Compensation Plan (the "Plan"), effective as of January 1, 2017 (referred to as the "Effective Date").
The Plan was initially established effective as of October 21, 2004. Because of changes to the tax laws resulting from the enactment of Section 409A and adoption of related regulations, the Company amended and restated the Plan effective as of January 1, 2005 to address Section 409A. The Company amended and restated the Plan again as of January 1, 2015 to (i) document the treatment of dividend equivalents payable with respect to Restricted Stock Units ("RSUs") and Performance-Based Restricted Stock Units ("PSUs"), (ii) permit Participants to elect for payment of their Accounts on Retirement, Disability or death (while employed) to be made in five annual installments commencing in January of the sixth calendar year following the calendar year in which the Participant's Retirement, Disability or death occurs, (iii) conform the Plan's claims procedures to the regulations and (iv) make certain other clarifications to the Plan. The Company then amended the Plan pursuant to the First Amendment to the United Community Banks Deferred Compensation Plan effective as of August 4, 2016 to (i) exclude from participation, effective on and after January 1, 2017, any Advisory Director of the Company or any Affiliate who commences (or re-commences) service on or after January 1, 2017 or who is currently engaged in service but not an active Participant in the Plan as of the date hereof and (ii) permit the Company, by action of the Board of Directors, the Compensation Committee of the Board of Directors or the Benefits Committee of the Company, to distribute in a lump sum the entirety of a Participant's Account in the Plan in certain limited circumstances.
The Company now desires to amend and restate the Plan to (i) clarify that Participants may defer Base Salary and/or Bonus Payments without regard to any limits imposed under the 401(k) plan, (ii) provide the Company more flexibility to determine Employer contribution amounts and/or formulas, (iii) provide the Company more flexibility to determine vesting schedules in connection with Employer contributions, (iv) provide for additional distribution alternatives for payments upon retirement/disability and death, and (v) confirm that the Benefits Committee shall be the Committee to administer the Plan (except to the extent of authority specifically reserved to the Board of Directors or the Compensation Committee). The Plan, as in effect prior to this amendment and restatement, shall continue to govern the distribution of amounts subject to deferral elections made with respect to periods prior to the Effective Date.
The purpose of the Plan is to provide specified benefits to a select group of management or highly compensated employees and members of the Board of Directors and Advisory Directors of the Company or a participating Affiliate who contribute materially to the continued growth, development and future business success of the Company and its Affiliates that participate in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ARTICLE I
DEFINITIONS

1.1
"401(k) Restoration Deferral" shall mean deferrals of Base Salary that cannot be deferred under the United 401(k) Plan and, thus, are ineligible for matching contributions under the United 401(k) Plan, as determined in accordance with Section 2.3(a).

1.2
"Account" or "Accounts" means the records maintained by the Company to determine each Participant's interest under this Plan. The accounts may be reflected as entries in the Company's (or Employer's) records, or as separate accounts under a trust, or as a combination of both. The Company may establish such sub-accounts as it deems necessary for the proper administration of the Plan.

1.3	"Affiliate" means any person, corporation or other entity that controls or is controlled by, directly or indirectly, the Company, as determined by the Committee in its sole discretion.

1.4
"Base Salary" for any Plan Year means the base salary of an Eligible Employee for such Plan Year, including any amounts of base salary deferred or set aside under Code Sections 401(k) and 125, amounts deferred under this Plan or other authorized deferrals and payroll deductions.

1.5	"Beneficial Ownership" shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

1.6	"Beneficiary" means any person(s), trusts, partnerships or other legal entity(ies) designated by the Participant or otherwise determined in accordance with Section 10.7.
1.7    "Board of Directors" means the Board of Directors of the Company.

1.8
"Bonus Payment(s)" means any bonus amounts awarded to an Eligible Employee under any incentive plan maintained by the Employer, including annual bonus payments, long-term incentive plan payments and special incentive or bonus payments that may be awarded from time to time, payable in cash or cash equivalence.

1.9
"Cause" shall mean (i) willful misconduct on the part of a Participant that is materially detrimental to the Company or any Affiliate; or (ii) the commission by a Participant of a felony. The existence of "Cause" under either (i) or (ii) shall be determined by the Committee. Notwithstanding the foregoing, if the Participant has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines "Cause," and/or provides a means of determining whether "Cause" exists, such definition of "Cause" and means of determining its existence shall supersede this provision.

1.10     "Change in Control" means any of the following events:
a.The acquisition (other than from the Company) by any Person of Beneficial. Ownership of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that for purposes of this Section 1.10, Person shall not include any person who as of January 1, 2005 owns ten percent (10%) or more of the Company's outstanding securities, and a Change in Control shall not be deemed to occur solely because twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (ii) any corporation, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
b.Consummation by the Company of (1) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.
c.A change in the composition of the Board such that the individuals who, as of January 1, 2015, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 1.10 that any individual who becomes a member of the Board subsequent to January 1, 2015 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.
Notwithstanding anything else to the contrary set forth in this Plan, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Participant's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Plan it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.11	"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12	"Committee" means the Benefits Committee of the Company which will administer the Plan in accordance with Article VIII and its designee(s) with respect to the duties they are delegated.

1.13	"Company" means United Community Banks, Inc., a Georgia corporation, or any successor thereto.

1.14
"Company Securities" means the common stock, par value $1.00 per share, of the Company ("Common Stock") any other securities of the Company into which a Participant's Account may be deemed to be invested.

1.15 "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company.

1.16	"Deferral Account" means any account maintained under the Plan for a Participant pursuant to Section 4.2.

1.17
"Director" means a member of the Board of Directors of the Company or the Board of Directors of any Affiliate or an Advisory Director of the Company or any Affiliate, other than any affiliate designated by the Board of Directors of the Company as not eligible to participate in the Plan. Notwithstanding the foregoing, effective January 1, 2017, Director does not include any Advisory Director of the Company or any Affiliate (i) who commences (or re-commences) service after August 4, 2016 or (ii) who is engaged in service as of August 4, 2016 but has not elected to defer any Director Fees earned, or RSUs granted, for the portion of calendar year 2016 prior to August 4, 2016.

1.18
"Director's Fees" means any retainer, advisory and meeting fees payable to the Director by the Company for the Plan Year, before reductions for contributions to or deferrals under this or any other deferred compensation or benefit plans sponsored by the Company.

1.19	"Disability" means the Participant has been determined to be "Disabled" as defined under Section 409A (a)(2)(C) of the Code.
1.20     "Effective Date" means January 1, 2017.

1.21
"Eligible Employee" means for each Plan Year selected members of senior management and certain other employees of the Employer designated by the Plan Administrator or Committee as eligible to participate in the Plan for such Plan Year or portion thereof.

1.22	"Employer" means the Company and any Affiliate other than any Affiliate that shall be designated by the Board of Directors or the Committee as not eligible to participate under the Plan.

1.23	"Employer Contribution Account" means any account maintained for a Participant pursuant to Section 4.3.

1.24	"ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.25	"Exchange Act" shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

1.26	"Fiscal Year" means each twelve-month period beginning January 1 and ending the next following December 31.

1.27
"Investment Option" means a deemed investment fund or asset allocation account that is available in accordance with Section 6.1 as the basis to calculate bookkeeping earnings, gains and losses on any amount credited to a Participant's Account. The Committee may establish an Investment Option under which the Participant may direct that amounts credited to the Participant's Account are deemed to be invested in Company Securities, provided, that the Committee may limit the group or class of Participants that may elect to have their Accounts deemed to be invested in Company Securities, and may require that any amounts that are deemed to be invested in Company Securities must remain deemed to be invested in Company Securities.

1.28	"Key Employee" shall mean a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)).

1.29	"Participant" means an Eligible Employee who participates in the Plan in accordance with Article 2 and a Director who participates in the Plan in accordance with Article 3.

1.30
"Performance-Based Restricted Stock Units or PSUs" are the same as RSUs except that PSUs have additional specific performance criteria that must be met in order to vest, which is specific for each applicable performance year (normally a calendar year), and such PSUs must qualify as performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e). Any PSUs that do not qualify as performance-based compensation under Code Section 409A shall be treated as RSUs for purposes of this Plan.

1.31	"Person" shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act.

1.32	"Plan" means the United Community Banks Deferred Compensation Plan as set forth in this document and as amended from time to time.

1.33	"Plan Administrator" means the Committee and its designee(s) with respect to the duties they are delegated.
1.34     "Plan Year" means the calendar year.

1.35
"Retirement" means, for purposes of this Plan only, an Eligible Employee's voluntary or involuntary Termination of Employment after attaining age 55 and completing five (5) or more Years of Service or a Director's Termination of Service.

1.36
"RSU or PSU Account" means the account to which the Eligible Employee's or Director's deferrals of shares of Company Securities subject to RSUs or PSUs are credited pursuant to Section 2.6(b) or Section 2.6(c).

1.37	"Section 409A" means Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.

1.38
"Stock Incentive Plan" means the United Community Banks, Inc. 2000 Key Employee Stock Incentive Plan, as it may be amended from time to time, or any other equity incentive plan of the Company pursuant to which RSUs or PSUs may be awarded to Participants.

1.39
"Termination of Employment" means a Participant's separation from service with the Employer and the Affiliates for any reason. Transfer of employment among the entities constituting the Employer and the Affiliates shall not be deemed to be a Termination of Employment (even if the Affiliate is not a participating Employer in the Plan). Termination of Employment shall be construed consistent with the meaning of a "separation from service" under Section 409A.

1.40
"Termination of Service" shall mean the date a Director ceases to serve as a member of the Board of Directors of the Company or any Affiliate, or as an Advisory Director, for any reason including resignation, removal, or the failure to be re-elected by the Company's shareholders. Termination of Service shall be construed consistent with the meaning of a "separation from service" under Section 409A.

1.41	"Time-Based Restricted Stock Units or RSUs" means an award under the Stock Incentive Plan of the right to receive shares of Company Securities on a Vesting Date.

1.42	"Trust" means any trust established by the Company that includes the Plan as a plan with respect to which assets are to be held by the Trustee, provided that such trust shall not affect the status of the Plan as an unfunded plan for purposes of Title I of ERISA.
1.43     "Trustee" means the trustee or trustees or their successors under the Trust.

1.44
"United 401(k) Plan" means the United Community Banks, Inc. 401(k) Plan, or any successor plan maintained by an Employer that is qualified under Section 401(a) of the Code and includes a Code Section 401(k) feature that allows employees the ability to defer a portion of their compensation. Any reference herein to a provision or term of the United 401(k) Plan shall mean such provision or term as it may be amended from time to time.

1.45	"Valuation Date" means the Annual Valuation Date, December 31, and any other dates selected by the Committee as of which the Participant's Accounts are valued.

1.46
"Vesting Date" means the date or dates on which the RSUs or PSUs vest, subject to performance criteria if applicable, and on which the Eligible Employee or Director will have the right to receive shares of Company Securities.

1.47	"Years of Service" means a Participant's years of service determined in the same manner as under the United 401(k) Plan.
ARTICLE II
EMPLOYEE PARTICIPATION,
DEFERRALS AND EMPLOYER CREDITS
2.1    Eligibility
Participation in the Plan shall be limited to select members of senior management and certain other highly compensated employees of an Employer, as determined by the Plan Administrator, in its sole discretion, and Directors. From that group of employees, the Plan Administrator shall determine the individual Eligible Employees who are eligible to participate in the Plan for any Plan Year. The Plan Administrator may make such determination by establishing a minimum compensation level or job title for participation or by the use of such other criteria as deemed appropriate from time to time.

2.2    Election to Participate
Each Eligible Employee may elect to participate for the Plan Year, or part of a Plan Year for which he is eligible, by delivering to the Plan Administrator or Human Resources Department a written or electronic notice, at such time and in such form as approved by the Plan Administrator, electing to participate and specifying the dollar amount or percentage of Base Salary he elects to defer for such Plan Year (or part of a Plan Year), as a 401(k) Restoration Deferral or otherwise. An election to defer Base Salary for a Plan Year shall be made prior to the commencement of the Plan Year (or within thirty (30) days after the date the Plan is adopted or the Participant's initial eligibility to participate in the Plan).
Each Eligible Employee may also elect to participate by delivering to the Plan Administrator or Human Resources Department a written or electronic notice, at such time and in such form as approved by the Plan Administrator, specifying the dollar amount or percentage of any Bonus Payment he elects to defer for the Plan Year (or part of a Plan Year). An election to defer a Bonus Payment for a Plan Year shall be made prior to the commencement of such Plan Year (or within thirty (30) days after the date the Plan is adopted or the Participant's initial eligibility to participate in the Plan) or, with respect to performance-based compensation based on services performed over a period of at least twelve (12) months, no later than six (6) months before the end of the period, in each case in a manner consistent with the requirements of Section 409A. The Plan Administrator may provide for different elections with respect to different types of Bonus Payments.
A Participant shall be required to submit a new election form on a timely basis to change the Participant's election for a subsequent Plan Year. If no new election form is filed during the prescribed enrollment period, the Participant's elections for the prior Plan Year shall continue in force for the next Plan Year.
The Plan Administrator may provide that an Eligible Employee may elect to defer any special payments ("Special Payments"), such as a sign-on bonus, change in control payment or similar payments, the Eligible Employee may become entitled to receive; provided that such election shall be made prior to the time the Eligible Employee becomes entitled to receive such payment and in a manner consistent with the requirements of Section 409A. In such event, the Plan Administrator shall provide a separate deferral election and distribution election with respect to any deferrals of Special Payments. Deferrals of Special Payments shall be credited to a separate subaccount within the Eligible Employee's Deferral Account. Deferrals of Special Payments shall not be eligible for any 401(k) Matching Contributions.
2.3    Amount of Deferral
(a)401(k) Restoration Deferral. Each Eligible Employee may make a 401(k) Restoration Deferral by electing to defer from 1% to 5% (or such lesser or greater percentage as would be subject to a matching contribution under the United 401(k) Plan if such amount were contributed to the United 401(k) Plan notwithstanding any limitations therein) of the Eligible Employee's Base Salary in excess of the sum of the limit for the applicable Plan Year on elective deferrals under Section 402(g) of the Code and the limit for the applicable Plan Year on catch-up contributions under Section 414(v) of the Code. The Plan Administrator may set a minimum amount of deferrals for a Plan Year and/or for any payroll period. The Base Salary deferrals of the Eligible Employee constitute the Participant's 401(k) Restoration Deferral to be deferred under the Plan. The amount of the 401(k) Restoration Deferral to be deferred under the Plan will not be impacted by whether or not the Eligible Employee makes deferrals into the United 401(k) Plan; it being assumed, for purposes of the 401(k) Restoration Deferral, that the Eligible Employee deferred (or could have deferred) Base Salary in an amount equal to the sum of the limit on elective deferrals for the Plan Year under Section 402(g) of the Code and the limit on catch-up contributions for the Plan Year under Section 414(v) of the Code.

(b)Additional Deferrals. In addition to and/or in lieu of the 401(k) Restoration Deferrals, subject to Section 2.3(c) below, each Eligible Employee may elect to defer an amount not to exceed: (a) 75% of Base Salary for a Plan Year (or part of a Plan Year), and (b) 100% of Bonus Payments. These additional deferrals may be in addition to or in lieu of 401(k) Restoration Deferrals and in excess of the limit on elective deferrals for the Plan Year under Section 402(g) of the Code and the limit on catch-up contributions for the Plan Year under Section 414(v) of the Code.
(c)Deferral Limits. An Eligible Employee shall not be permitted to reduce his compensation below the amount necessary to make required or elected contributions to employee benefit plans, required federal, state and local tax withholdings, and any other withholdings deemed necessary by the Plan Administrator or required by law. The Plan Administrator may also set a minimum amount of deferrals for a Plan Year and/or for any payroll period.
2.4    Employer Contribution
(a)401(k) Matching Contribution on Base Salary Deferrals. The Employer Contribution Account of each Participant shall be credited each Plan Year with an amount determined by subtracting the amount described in (2) below from the amount described in (1) below:
i.The amount that equals the product of (i) the percentage of the Eligible Employee's Base Salary that would be subject to matching contributions under the United 401(k) Plan for the applicable Plan Year if contributed to such plan (disregarding any limitations under the United 401(k) Plan) multiplied by (iii) the sum of the Eligible Employee's 401(k) Restoration Deferral, the limit on elective deferrals for the applicable Plan Year under Section 402(g) of the Code and the limit on catch-up contributions for the applicable Plan Year under Section 414(v) of the Code.
ii.The amount that would be contributed by the Employer as a matching contribution for the Participant under the United 401(k) Plan for Base Salary deferrals to the United 401(k) Plan if the Participant were able to defer Base Salary to the United 401(k) Plan in an amount that equaled the sum of the limit on elective deferrals for the applicable Plan Year under Section 402(g) of the Code.
(b)401(k) Matching Contribution on Bonus Payment Deferrals. The Employer Contribution Account of each Participant who has elected to make a deferral of Bonus Payments shall be credited with the amount that the Employer would have contributed as a matching contribution for the Participant under the United 401(k) Plan if the amount of the Bonus Payments that the Participant elected to defer under this Plan was instead deferred in full under the United 401(k) Plan without regard to any limitations of the United 401(k) Plan or under the Code or ERISA and assuming the Bonus Payments are eligible for deferral and matching contributions under the United 401(k) Plan.
(c)Discretionary Matching Contributions. In addition to the foregoing, the Company may, from time to time in its sole and absolute discretion, credit a Participant's Employer Contribution Account with such other matching contributions as the Compensation Committee may designate. Such contributions, if any, may be made on behalf of one, some or all Participants, and may or may not be based on the matching contribution formula under the United 401(k) Plan, but substituting Participant deferrals to this Plan in that formula in lieu of elective contributions to the United 401(k) Plan. Alternatively, such contributions may or may not be limited to deferrals to this Plan that reduce the Participant's compensation that is taken into account in the United 401(k) Plan match formula below the Code Section 401(a)(17) limit, or may or may not be limited to deferrals to this Plan that do not exceed the portion of the Participant's qualifying compensation that is in excess of the United 401(k) Plan's Code Section 401(a)(17) limit. The Company shall provide Participants with information regarding the matching contributions that will be credited to this Plan, if any. Matching contributions are credited at the sole discretion of the Company and the fact that a matching contribution is credited in one year shall not obligate the Company to continue to make such contributions in subsequent years.
(d)Discretionary Contribution. During a Plan Year, the Committee also may, in its sole discretion, credit to an Eligible Employee's Employer Contribution Account an amount determined in the discretion of the Committee that may be a percentage of the Eligible Employee's Base Salary, a dollar amount, or some other amount. The Employer Contribution for a Plan Year may differ among Eligible Employees and may be made for some Eligible Employees but not others. The Employer Contribution shall be credited to the Employer Contribution Account for the Eligible Employee.
2.5    Withholding

The amount of Base Salary or Bonus Payments that an Eligible Employee elects to defer under Section 2.2 shall be withheld from his Base Salary or Bonus Payments in accordance with such rules and procedures as the Committee shall establish consistent with the requirements of Section 409A.
2.6    Deferral of Restricted Stock Units (RSUs or PSUs)
(a)Eligibility. The Plan Administrator may determine which Eligible Employees are eligible to elect to defer receipt of Company Securities resulting from awards of RSUs or PSUs under the Stock Incentive Plan. The Plan Administrator may make such determination by establishing a minimum compensation level or job title for participation or by the use of such other criteria as deemed appropriate from time to time.
(b)Deferral Election of RSUs. An Eligible Employee may make an election to defer the receipt of Company Securities resulting from awards of RSUs by completing an election form at such time or times as may be established by the Plan Administrator; provided that, unless otherwise permitted by applicable law and Section 409A, the election shall be made (i) no later than thirty (30) days after the date of grant of such RSUs (provided that any RSUs do not vest within 12 months of the effective date of such election), and (ii) at least 12 months prior to the Vesting Date for the RSUs being deferred. On the Vesting Date for the RSUs, the Participant's RSU Account will be credited with a number of share units equal to the number of shares subject to the RSUs with respect to which the deferral election was made that were payable absent the deferral election. The deferral election under this Section 2.6(b) shall be made on such form, in such percentages and in such manner as may be provided by the Plan Administrator.
(c)Deferral Election of PSUs. An Eligible Employee may make an election to defer the receipt of Company Securities resulting from awards of PSUs by completing an initial election form at such time or times as may be established by the Plan Administrator; provided, that the initial election shall be made no later than thirty (30) days after the date of grant of the PSUs. The Eligible Employee may modify his deferral election for PSUs up to six (6) months before the end of the performance period with respect to which the PSUs relate. The Eligible Employee will be notified before such time to verify or modify the Eligible Employee's deferral election. The Eligible Employee's deferral election will become irrevocable immediately before the last six (6) months of the performance year to which his election relates. On the Vesting Date for the PSUs, the Participant's PSU Account will be credited with a number of share units equal to the number of shares subject to the PSUs with respect to which the deferral election was made that were payable absent the deferral election. The deferral election under this Section 2.6(c) shall be made on such form, in such percentages and in such manner as may be provided by the Plan Administrator.
(d)Dividend Equivalents for RSUs and PSUs Prior to Vesting Date. If the Eligible Employee was designated by the Committee at the time of grant of the RSU or PSU not to be an executive officer and the RSUs or PSUs are not vested as of a quarterly dividend record date, than the dividend equivalent amount for those unvested RSUs or PSUs shall be payable to the Eligible Employee in cash (net of withholdings) as soon as administratively practicable (and within 30 days) after the dividend payable date (normally the first day after each quarter-end) provided the Eligible Employee was employed by, or in service with, the Company as of the quarterly dividend record date. If the Eligible Employee was designated by the Committee at the time of grant of the RSUs or PSUs to be an executive officer and the RSUs or PSUs are not vested as of a quarterly dividend record date, then the dividend equivalent amount for those RSUs or PSUs shall be accrued and credited to the Eligible Employee's Dividend Equivalent Cash Account (provided that such dividend equivalents shall not be deemed to be invested in shares of Company Securities unless otherwise provided by the Committee). After the Vesting Date for the RSUs or PSUs, the amount in the Eligible Employee's accrued Dividend Equivalent Cash Account shall be paid to the Eligible Employee in cash (net of withholdings) as soon as administratively practicable (and within 30 days) after the Vesting Date provided the related RSUs or PSUs become vested on such Vesting Date.
(e)Payment of the RSU or PSU Account. At the time the Eligible Employee elects to make the deferrals under Section 2.6(b) or Section 2.6(c), the Eligible Employee shall also elect, on such form as approved by the Plan Administrator, the time and manner of payment of such RSU or PSU Account upon his Retirement or Disability, any scheduled payments during employment, payments upon death and such other matters as determined by the Plan Administrator. The payment elections under this Section 2.6(e) shall be made in accordance with the provisions of Article VII. The Eligible Employee's rights to change his payment election shall be determined in accordance with Article VII. The form of payment of the RSU or PSU Account pursuant to Section 2.6(e) shall be shares of Company Securities.

ARTICLE III
DIRECTOR PARTICIPATION AND DEFERRALS
3.1    Director's Election to Participate
Each Director may elect to participate for the Plan Year, or part of a Plan Year for which he is eligible, by delivering to the Plan Administrator a written notice, at such time and in such form as approved by the Plan Administrator, electing to participate and specifying the dollar amount or percentage of their (i) Director's Fees elected to defer for such Plan Year (or part of a Plan Year), which may include separate elections with respect to meeting fees, advisory fees, and retainer fees and/or (ii) RSUs (in accordance with the procedures set forth in Section 2.6(b) above). An election to defer Director's Fees for a Plan Year shall be made prior to the commencement of the Plan Year (or within thirty (30) days after the date the Plan is adopted or the Participant's initial eligibility to participate in the Plan), unless the Plan Administrator in its discretion permits an extension of the election period. Increases or decreases in the amount of Director's Fees a Director elects to defer shall not be permitted during the Plan Year. The Director shall be required to submit a new election form to change the Director's election for a subsequent Plan Year. If no new election form is filed during the prescribed enrollment period, the Director's election for the prior Plan Year shall continue in force for the next Plan Year.
3.2    Amount of Deferral
Each Director may elect to defer an amount up to 100% of his Director's Fees for a Plan Year; provided, a Director shall not be permitted to reduce his Director's Fees below the amount necessary to make required or elected contributions to employee benefit plans, required federal, state and local tax withholdings, and any other withholdings deemed necessary by the Plan Administrator or required by law.
ARTICLE IV
DEFERRED COMPENSATION ACCOUNTS
4.1    Accounts
The Plan Administrator shall establish a Deferral Account and, if applicable, an Employer Contribution Account for each Eligible Employee for all periods during which such Eligible, Employee is a Participant in the Plan. The Plan Administrator shall also establish a Deferral Account for each Director for all periods during which such Director is a Participant in the Plan.
4.2    Deferral Account
Each Participant's Deferral Account shall be credited with an amount equal to all of the Participant's Base Salary, Bonus Payments, RSUs or PSUs, if the Participant is an Eligible Employee, or Director's Fees or RSUs, if the Participant is a Director, elected to be deferred on or about the dates such amounts would have been payable (or as otherwise determined by the Plan Administrator), and shall be credited with earnings, gains or losses in accordance with Section 6.1.
4.3    Employer Contribution Account
Each Participant's Employer Contribution Account shall be credited each Plan Year with an amount equal to the Employer Contribution for the Plan Year (including make-up 401(k) matching contributions and/or any discretionary contributions) and shall be credited with earnings, gains or losses in accordance with Section 6.1.
ARTICLE V
VESTING OF DEFERRAL ACCOUNT

5.1    Deferral Account
A Participant shall be immediately 100% vested in all amounts credited to his Deferral Account.

5.2    Employer Contribution Account
A Participant shall become vested in his Employer Contribution Account in accordance with (i) the Participant's Years of Service and (ii) the vesting schedule as may be determined by the Committee to apply to an Employer Contribution at the time such Employer Contribution is made to the Plan. If no such vesting schedule is designated by the Committee, the Participant's Employer Contribution will vest in accordance with the following schedule based on the Participant's Years of Service:
Years of Service    % of Account Vested
Less Than 1    0%
1 but less than 2    33%
2 but less than 3    66%
3 or more    100%
Accordingly, each Participant will be 100% vested in Participant's share of any Employer Contribution on and after the time the Participant has three (3) or more Years of Service unless the Committee, at the time such Employer Contribution is made to the Plan, specifically provides that only Years of Service earned after the date of the Employer Contribution are to be counted for vesting purposes with respect to such Employer Contribution. The Committee may, but is not obligated to, provide at any time that a Participant's Employer Contribution Account or portion thereof shall be fully vested notwithstanding any vesting schedule previously designated to the respective Employer Contributions. If the Participant terminates employment prior to becoming fully vested in his Employer Contribution Account, any unvested amount shall be immediately forfeited.
ARTICLE VI
EARNINGS; TRUST ARRANGEMENTS
6.1    Crediting of Earnings, Gains and Losses
The Investment Options shall consist of such investment options as the Plan Administrator may, in its discretion, designate from time to time. Each Participant may select from time to time, in accordance with such rules as the Plan Administrator may establish, the Investment Options in which his Accounts will be deemed to be invested; provided, that the Plan Administrator may in its discretion make certain Investment Options available to only a limited group of Participants. Based on such selection, the Plan Administrator will credit an amount to Participants' Accounts to reflect the amounts by which the Participants' Accounts would have increased or decreased if they had been invested in the Investment Options selected by the Participant. The selection of Investment Options is to be used only for the purpose of valuing each Participant's Accounts. The Company and the Plan Administrator are under no obligation to acquire or provide any of the Investment Options designated by a Participant, and any investments actually made by the Plan Administrator will be made solely in the name of the Company and will remain the property of the Company, subject to the terms of any Trust. If a Participant fails to direct the deemed investment of 100% of his Accounts, any undirected amount shall be deemed to be invested in such fixed income Investment Option as shall be designated by the Plan Administrator.

The Employer shall pay all taxes required to be paid in connection with the deemed investment experience of Participants' Accounts prior to the distribution of a Participant's Account. The Plan Administrator shall periodically provide the Participant with a statement of his Accounts, in such reasonable detail as the Plan Administrator shall deem appropriate, showing the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions from his Accounts since the prior statement.
The Investment Options are used solely for the purpose of determining the deemed earnings, gains and losses to be credited to a Participant's Accounts and no actual investment in the Investment Options shall be required. The Participant has no rights to any particular asset of any Employer.
6.2    Trust
The Company may establish a trust fund with regard to the Accounts hereunder, which is designed to be a grantor trust under Code Section 671. It is the intention of the Company that any trust established for this purpose shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for select members of senior management and certain other selected highly compensated employees for purposes of Title I of ERISA and Directors. The Employer may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan. In addition, if the principal of any trust established for this purpose, and any earnings thereon, is not sufficient to make payments of benefits in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due.
With respect to any benefits payable under the Plan, the Participants (and their Beneficiaries) shall have the same status as general unsecured creditors of the Company, and the Plan shall constitute a mere unsecured promise by the Company to make benefit payments in the future.
ARTICLE VII
PAYMENT OF ACCOUNTS
7.1    Time and Method of Payment
a.Retirement or Disability. At the time an Eligible Employee or Director elects to participate in the Plan and to defer Base Salary, Bonus Payments, RSUs or PSU, if the Participant is an Eligible Employee, or Director's Fees or RSUs, if the Participant is a Director, they shall also elect, in such form as approved by the Plan Administrator, the method for the payment of such deferrals (and any related matching or employer contributions) upon his Retirement or Disability. The Participant may make a separate payment election each Plan Year with respect to deferrals (and any related matching or employer contributions) made for such Plan Year, and separate payment elections for such portions of any deferrals thereof as the Plan Administrator may permit and the Participant may elect, and the Plan Administrator may provide for separate payment elections for Base Salary, Bonus Payments, RSUs and PSUs and/or Director Fees' and RSU deferrals and/or portions of the foregoing. If the Participant does not make an election for any Plan Year, then the most recent previous election shall apply. If no valid distribution election has been previously made by a Participant with respect to a deferral, the distribution election shall be deemed to be a lump sum distribution. Upon Retirement or Disability, a Participant's vested Account balance (or applicable portions of the Account) may be payable in one or more of the following methods, as elected with respect to the deferrals (and any related matching or employer contributions) for each Plan Year:
i.A lump sum payment; or
ii.A partial lump sum payment of a specified percentage of the balance to be distributed with the remaining balance payable in annual installment payments over no more than ten (10) years (excluding the initial partial lump sum payment), with each such installment equal to the unpaid balance of the Account

(or the portion of the Account to which the election applies) as of the preceding December 31S` divided by the number of remaining payments (including the payment being made at such time); or
iii.Annual installment payments over no more than ten (10) years, with each such installment equal to the unpaid balance of the Account (or the portion of the Account to which the election applies) as of the preceding December 31st divided by the number of remaining payments (including the payment being made at such time).
Except with respect to Key Employees as provided in Section 7.1(g), (1) full lump sum payments shall be made in January of the calendar year following the calendar year in which the Participant's Retirement or Disability occurs, (2) partial lump sum payments shall be made in January of the calendar year following the calendar year in which the Participant's Retirement or Disability occurs and (A) the first annual installment payment, where the Participant has elected for partial lump sum payments and annual installment payments over a period of no more than ten (10) years, may commence, if so elected by the Participant, in January of the second calendar year following the calendar year in which the Participant's Retirement or Disability occurs, or (B) the first annual installment payment, where the. Participant has elected for partial lump sum payments and annual installment payments over a period of no more than five (5) years, may commence, if so elected by the Participant, in January of the sixth calendar year following the calendar year in which the Participant's Retirement or Disability occurs, (3) the first annual installment payment, where the Participant has elected for annual installment payments over a period of no more than ten (10) years, may commence, if so elected by the Participant, in January of the calendar year following the calendar year in which the Participant's Retirement or Disability occurs, and (4) the first annual installment payment, where the Participant has elected for annual installment payments over a period of no more than five (5) years, may commence, if so elected by the Participant, in January of the sixth calendar year following the calendar year in which the Participant's Retirement or Disability occurs. Second and subsequent installments, if any, shall be.payable each year in January of such subsequent calendar year.
b. Scheduled Withdrawals During Employment. In addition to the election with respect to the time and method of payment upon Retirement as specified in Section 7.1(a), a Participant may elect, at the time he makes his deferral election each year, in such manner as approved by the Plan Administrator, to receive payment of such deferrals in, or commencing in, January of a specified year (which year must be at least two (2) years after the end of the Plan Year during which the deferral is made) during his term of employment or during his service as a Director, pursuant to one of the following payment methods:
i.A lump sum payment; or
ii.Annual installment payments over a period of two (2), three (3), four (4) or five (5) years with each installment equal to the unpaid balance (or designated portion) of such vested Account as of the preceding December 31st divided by the number of remaining payments.
If a Participant incurs a Disability or terminates employment under subsection (d) below or due to Retirement prior to the payment date in (b)(1), or the completion of the installment payments in (b)(2), the provisions of subsection (a) above (and, if applicable, subsection (g) below) relating to payments after Disability or Retirement or subsections (d) or (e) below (and if applicable, subsection (g) below) (which apply to the Plan Year with respect to which the Participant elected to defer payment under this section 7.1(b)) shall control with respect to the payment of (or payment of all remaining amounts of) such vested portion of the Participant's Account.
c.Termination for Cause or Violation of Restrictive Covenants. Upon a Participant's Termination of Employment by the Employer for Cause or if the Participant violates the Restrictive Covenants set forth in Subsection

(i) below, the Participant's Employer Contribution Account (whether or not otherwise vested), or any remaining payments due from such Employer Contribution Account, shall be immediately forfeited. Except as provided in Section 7.1(g), any vested amount in the Participant's Deferral Account shall be distributed, or shall continue to be distributed, to the Participant as otherwise provided in this Section 7.1.
d.Other Termination of Employment. Except as provided in Section 7.1(g) below, upon a Participant's Termination of Employment or Termination of Service other than due to death, Disability or Retirement, the Participant's entire vested Account balance shall be distributed to the Participant in a single lump sum as soon as administratively practicable (and within 90 days) following the Participant's Termination of Employment or Termination of Service.
e.Death. Upon the death of the Participant while employed, the Participant's Account shall become 100% vested and shall be payable to his Beneficiary in a lump sum in January of the calendar year following the calendar year in which the Participant dies; provided, however, the Participant may elect in advance, at such time and in such manner as determined by the Plan Administrator, that the Account will be paid to his Beneficiary in (1) a partial lump sum payment in January of the calendar year following the calendar year in which the Participant dies while employed and annual installment payments either (A) over a period of no more than ten (10) years, if so elected by the Participant, beginning in January of the second calendar year following the calendar year in which the Participant dies while employed or (B) over a period of no more than five (5) years, if so elected by the Participant, beginning in January of the sixth calendar year following the calendar year in which the Participant dies while employed, (2) annual installment payments over a period of no more than ten (10) years, if so elected by the Participant, beginning in January of the calendar year following the calendar year in which the Participant dies while employed, or (3) annual installment payments over a period of no more than five (5) years, if so elected by the Participant, beginning in January of the sixth calendar year following the calendar year in which the Participant dies while employed. Second and subsequent installments, if any, shall be payable each year in January of such subsequent calendar year. If the Participant dies after the time for payment of his Account has commenced, his Account shall continue to be paid in the same manner as it was to be paid prior to his death.
f.Lump Sum Distributions. The Plan Administrator (or its designee) may establishfrom time to time, consistent with the requirements of Section 409A, limitations on the Participant's ability to select the time and method of payment of his Account based upon the amount in the Account. The Plan Administrator may, if required by liquidity limitations resulting from a financial investment used to support an Investment Option (but only to such extent), establish limits on the timing and manner of payouts otherwise provided for under this Article VII for amounts attributable to such Investment Option but only to the extent permitted by Section 409A. Unless and until changed by the Committee (or its designee) consistent with the requirements of Section 409A, in accordance with Notice 2007-78, if the Participant's aggregate Account has a total vested balance of less than $50,000 at the time the distribution of the Account is to commence (not counting any scheduled withdrawals during employment), the Participant's Account shall be paid in a single lump sum at the time described above, regardless of any election by the Participant to be paid in installments.
g.Unforeseeable Emergency. Upon the occurrence of an "unforeseeable emergency", as defined in Code Section 409A and the regulations thereunder, the Participant may receive a lump sum distribution of such amounts as are necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Plan Administrator or the Human Resources Department shall determine the existence of an unforeseeable emergency and the maximum amount of any distribution in accordance with the requirements of Code Section 409A and the regulations and other guidance thereunder. Any distribution on account of an unforeseeable emergency shall be payable in a lump sum as soon as administratively practical following approval by the Plan Administrator or its designee and shall be payable only from the vested portion of the Participant's Account. The Plan Administrator or its designee may prescribe that a Participant who receives a distribution on account of an unforeseeable emergency may not make additional deferrals of Base Salary or Director's Fees for the remainder of the Plan Year or some other time period to the extent permitted by Section 409A.

h.Special Rule for Key Employees. Notwithstanding any other provision of this Plan, if the Participant is or could likely be considered a Key Employee (as determined by the Plan Administrator or its designee in accordance with procedures that are consistent with Section 409A, distributions to such Participant shall not be made before the date which is six (6) months after the date of the Participant's Termination of Employment or Termination of Service, as applicable (or, if earlier, the date of death of the Participant), and any distribution that would otherwise be payable before the six (6)-month anniversary (or, if earlier, the date of death of the Participant) shall be delayed and shall be paid within thirty (30) days following such six (6)-month anniversary (or, if earlier, the date of death of the Participant).
i.Form of Payment. All payments from the Plan shall be made in cash, except those amounts deemed to be invested in Company Securities shall be paid in shares of Company Securities.
j.Restrictive Covenants.

(1)
If, during his employment with the Company or at any time during the one (1) year period after the Date of Termination, the Participant violates the restrictive covenants ("Restrictive Covenants") set forth in subsection (2) below, then the forfeiture provisions of subsection (c) above shall apply.

(2)	The Participant shall not directly or indirectly, individually, or on behalf of any Person other than the Company or an Affiliate:

(i)	solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Company's Business;

(ii)
solicit or induce, or in any manner attempt to solicit or induce, any Person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or any Affiliate or is at will;

(iii)	engage in any Restricted Activities within the Territory or from a business location servicing any part of the Territory;

(iv)	manage any personnel engaging in any Restricted Activities within the Territory; or

(v)
knowingly or intentionally damage or destroy the goodwill and esteem of the Company, any Affiliate, the Company's Business or the Company's or any Affiliate's suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company or any Subsidiary.

(vi)
The Participant further agrees that he or she will not, except as necessary to carry out his duties as an employee of the Company, disclose or use Confidential Information. The Participant further agrees that, upon termination or expiration of employment with the Company for any reason whatsoever or at any time, the Participant will upon request by the Company deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Participant's possession or control, relating in any way to the Company's Business, which at all times shall be the property of the Company.

(3)	For purposes of this subsection (i), the following terms shall have the meanings specified below:

(i)"Company's Business" means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

(ii)"Confidential Information" means information, without regard to form, relating to the Company's or any Affiliate's customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Affiliate by third parties that the Company or any Affiliate is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the Date of Termination.

(iii)"Customers" means all Persons that (1) the Participant serviced or solicited on behalf of the Company or any Affiliate, (2) whose dealings with the Company or any Affiliate were coordinated or supervised, in whole or in part, by the Participant, or (3) about whom the Participant obtained Confidential Information, in each case during the term of this Agreement or while otherwise employed by the Company.

(iv)"Date of Termination" means the date upon which the Participant's employment with the Company ceases for any reason.

(v)"Person" means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(vi)"Restricted Activities" means serving as a director, officer, executive, manager, employee or business consultant for a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

(vii)"Territory" means the Territory as defined in the Participant's most recent Award Agreement under the Company's 2000 Key Employee Stock Incentive Plan.
7.2    Changes in Election
A Participant may request a change in his election as to the method of payment under Section 7.1(a) or as to the date or method of payment under Section 7.1(b) on such form and pursuant to such procedures as may be established by the Plan Administrator. To be effective, a request for a change must be made at least one year prior to the date the Participant's distributions would otherwise commence and will not be effective until twelve (12) months after it is made. A Participant who requests a change as to the method of payment for Disability or Retirement or as to the date or method of payment with respect to payments during employment or service as a Director must request a new payment commencement date that is at least five (5) years after the date of commencement of payment previously elected by the Participant.
The Plan Administrator may only offer Participants the opportunity to make new payment elections under Sections 7.1(a), 7.1(b) and 7.1(e) in accordance with the rules under Section 409A. Any such elections shall be made at such time and on such forms as may be provided by the Plan Administrator; provided, however, only two subsequent deferral elections can be made with respect to the same portion of the Participant's Account, and no such election may be made if payment of that portion of the Participant's Account would be made later than the eleventh calendar year following the calendar year in which the Participant's Retirement or Disability occurs, in which the Participant dies while employed or in which the Participant's Termination of Employment occurs.
7.3    Direction of Payments
Payment under this Article VII of amounts credited to a Participant's Account shall be made to the Participant, provided that the Plan Administrator may, in its discretion and in accordance with such procedures, allow the Participant to direct (which direction may be required to be irrevocable) that the Plan make such payments directly to a trust, partnership or other legal entity established by, or for the benefit of, the Participant. Regardless of the entity to which a Participant's Accounts are paid, the Participant shall remain liable for all income and other taxes with respect to such payments as provided in Section 10.4.
7.4    Consequences of a Change of Control
Notwithstanding anything to the contrary contained in this Plan, upon the occurrence of a Change of Control and provided Participant has not incurred a Termination of Employment or Termination of Service before such time, each Participant's Account shall become fully vested but shall remain subject to the Plan's payment provisions and the Participant's elections as to time and method of payment.
7.5    Cash-outs of Small Amounts
Subject to the remaining sentences of this section, if the total value of all of the Participant's Accounts is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code ($18,000 for 2016) or such lesser amount as the Board of Directors, the Compensation Committee or the Benefits Committee of the Company may designate, the Company reserves the right to distribute all of the Participant's Accounts to the Participant in a single lump sum. The foregoing sentence only applies if the payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including any other plan of the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c). By no later than the date payment is to be made, the Company must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this section 7.5 in accordance with the cash-out rules under Treasury Regulation Section 1.409A-3(i)(4)(v). The cash-out may occur at any time before, at or after the date the benefit otherwise is to commence.
ARTICLE VIII
ADMINISTRATION
8.1    Committee
The general administration of the Plan and the responsibility for carrying out its provisions shall be placed with the Benefits Committee of the Company (the "Committee") and the Plan Administrator and their designee(s).
8.2    Duties and Binding Effect of Decisions
The Committee and the Plan Administrator shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and procedures for the administration of this Plan, (ii) select the Investment Options, (iii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan or the benefits payable under the Plan, and (iv) maintain all records that may be necessary for the administration of the Plan. The decision or action of the Committee and the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules, regulations and procedures promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
8.3    Committee Action
Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of such majority, expressed from time to time by a vote at a meeting (a) in person, (b) by telephone, electronic mail or other means by which all members may hear one another or (c) in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.
8.4    Delegation

The members of the Committee may authorize one or more of its members, and the Committee and the Plan Administrator may authorize any other person or persons, to execute and deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee or Plan Administrator to do. Without limiting the generality of the foregoing, until the Committee determines otherwise, the Benefits Committee of the Company (or its designee) shall be the Plan Administrator and responsible for the execution of the routine administration of the Plan.
8.5    Services
The Committee or Plan Administrator may employ or retain agents to perform such clerical, accounting, legal, consulting, trust, trustee and other services as may be necessary or desirable to carry out the provisions of the Plan.
8.6    Indemnification
The Company shall indemnify and save harmless each member of the Committee, the Plan Administrator and their designee(s) against all expenses and liabilities, including reasonable legal fees and expenses arising out of actions taken, or not taken, with respect to the Plan, excepting only expenses and liabilities arising from their own gross negligence or willful misconduct, as determined by the Board of Directors.
8.7    Claims Procedure
a.All claims for benefits under the Plan shall be submitted, in writing, to the Plan Administrator on forms prescribed by the Plan Administrator and must be signed by the Participant or, in the case of a death benefit, by Participant's Beneficiary or legal representative. Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within two-hundred seventy (270) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the first payment is due. Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Participant or other claimant be entitled to challenge a decision of the Plan Administrator with respect to a claim unless and until the claims procedures herein have been complied with and exhausted. Each claim shall be approved or disapproved by the Plan Administrator within ninety (90) days of receipt of each such claim. However, if special circumstances require an extension of time for the Plan Administrator to process the claim, the ninety (90) day period may be extended for an additional ninety (90) days. Prior to the termination of the initial ninety (90) day period, the Plan Administrator shall provide the claimant with a written notice setting forth the reason for the extension. The notice shall indicate the special circumstance requiring the extension of time and the date by which the Plan Administrator expects to render the benefit determination.
b.In the event any claim (or benefit) is denied in whole or in part, the Plan Administrator shall, within the time period described in (a) above, notify the claimant in writing of such denial and of the claimant's right to a review by the Plan Administrator and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial; including specific references to the Plan provisions on which the denial is based; descriptions of, and reasons for, any material or information necessary for the claimant to perfect his claim for review; and an explanation of the Plan's review procedure and time limits applicable to such procedures, including the claimant's right to bring civil action following an adverse benefit determination on review.
c.Any person whose application is denied in whole or in part may appeal to the Plan Administrator for a review of such denial. Such appeal shall be made by submitting to the Plan Administrator, within sixty (60) days of the receipt of initial denial, a written statement requesting a review of such denial and setting forth the grounds on which such appeal is made and any issues or comments which the claimant deems pertinent to his application. The claimant shall have the opportunity to submit written comments, documents and records relating to the claim and shall have reasonable access to and copies of documents and records relevant to the claim, upon request and free of charge. The Plan Administrator shall make an independent determination of the claimant's eligibility for benefits within sixty (60) days of such appeal and shall give written notice to the claimant of its determination on review within such time period. If there are special circumstances requiring an extension of time for processing, a decision shall be rendered within one hundred twenty (120) days after receipt of the request for review. If an extension of time is required, the Plan Administrator will provide the claimant with written notification of the special circumstances involved and the date by which the Plan Administrator expects to render a final decision. The decision of the Plan Administrator on any appeal for benefits shall be final and conclusive. If a claimant's request is wholly or partially denied on review, the Plan Administrator must give written notice to the claimant that contains the specific reasons for the denial, the Plan provisions on which the denial is based, a description of the Plan's claim review procedures and the time limits applicable thereto, including the claimant's right to bring civil action.
d.Notwithstanding the claims procedure set forth in (a), (b) or (c) above, the following claims procedure shall apply for any claim based on a Disability.
i.If a Participant applies for a benefit under the Plan based on a Disability, and in the event a claim for benefits is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim, notify the claimant in writing of the denial of the claim. This forty-five (45) day period may be extended up to thirty (30) days if such an extension is necessary due to matters beyond the control of the Plan, and the claimant is notified, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) days extension period, of the circumstances requiring the extension and the date as of which the Plan Administrator expects to render a decision. In the case of any extension, the notice of extension also shall specifically explain the standards on which entitlement to a benefit upon a Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information, if any.
ii.If the Plan Administrator denies the claim for a Disability benefit in whole or in part, the claimant shall be provided with written notice of the denial stating the specific reason for the denial; reference to the specific Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan's review procedures (as set forth below) and the time limits applicable to such procedures, including the claimant's right to bring civil action following an adverse benefit determination. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.
iii.If the claim for a Disability benefit is denied in full or in part, the claimant shall have the right to appeal the decision by sending a written request for review to the Plan Administrator within one hundred eighty (180) days of his receipt of the claim denial notification. The claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. Upon request, the claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim.

iv.Upon receipt of the claimant's appeal of the denial of his claim, the Plan Administrator shall conduct a review that takes into account all comments, documents, records, and other information submitted by the claimant or his authorized representative *relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Plan Administrator shall consult a medical professional who has appropriate training and experience in the field of medicine relating to the claimant's disability and who is neither consulted as part of the initial denial nor is the subordinate to such individual and shall identify the medical or vocational experts whose advice is obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decisions. If a claim is denied due a medical judgment, the Plan Administrator will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person). The decision on review also will identify any medical or vocational experts who advised the Company's Human Resources Department in connection with the original benefit decision, even if the advice was not relied upon in making the decision.
v.The Plan Administrator shall notify the claimant of its determination on review within a reasonable period of time, but generally not later than forty-five (45) days after receipt of the request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Committee expects to render the determination on review.
vi.If the Plan Administrator denies the claim on appeal, it shall notify the claimant in a manner to be understood by him of the specific reason or reasons for the adverse determination; reference to the specific Plan provisions on which the adverse determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim; and a statement indicating the claimant's right to file a lawsuit upon completion of the claims procedure process. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided free of charge, or the claimant may be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.
(e)    The Participant or other claimant shall only have ninety (90) days from the date of receipt of the Plan Administrator's final decision on review in which to file suit regarding a claim for benefits under the Plan. If suit is not filed within such ninety (90) days, it shall be forever barred. The Plan Administrator's decisions made hereunder shall be final and binding on all interested parties.
(f)    Notwithstanding the foregoing, any claims for benefits of the Plan Administrator will be processed as described above by the Committee.
ARTICLE IX
AMENDMENT AND TERMINATION
9.1     Amendment

The Company, by action of the Board of Directors or the Compensation Committee, may at any time or from time to time modify or amend any or all of the provisions of the Plan, or stop future deferrals to the Plan, provided that no such amendment shall reduce a Participant's Account balance or change existing elections with respect to the time and method of payment of a Participant's Account except at otherwise permitted by Section 409A.
9.2    Termination of Plan
The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan shall be binding on all Participants and Employers, but in no event may such termination reduce the amounts credited at that time to any Participant's Account. If this Plan is terminated, the Participants' Accounts shall become fully vested, and subject to Section 7.1(g), if the Plan is to be liquidated in connection with the termination, amounts credited to Participants' Accounts shall be paid in a lump sum, provided that (A) the Company terminates at the same time any other arrangement that is subject to Section 409A and that would be aggregated with the Plan under Section 409A; (B) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (C) the payments upon such termination shall not commence until 12 months after the date of termination and all such payments must be completed within 24 months after the date of termination; and (D) such other requirements as may be imposed by Section 409A are satisfied. Notwithstanding the foregoing, the Plan may be terminated and liquidated at any other time and in any other manner permitted by Section 409A.
ARTICLE X
GENERAL PROVISIONS
10.1     Limitation on Participant's Rights
Participation in this Plan shall not give any Participant the right to be retained in the Employer's employ, or any right or interest in this Plan or any assets of the Employer other than as herein provided. The Employer reserve the right to terminate the employment of any Participant at any time without any liability for any claim against the Employer under this Plan, except to the extent expressly provided herein.
10.2     Unsecured General Creditor
Participants and their beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company or an Employer. The Company's or Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
10.3     Participation in Other Plans
Nothing in this Plan shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which an Employer may now or hereafter maintain.
10.4    Taxes
If the whole or any part of any Participant's Account shall become liable for the payment of any estate, inheritance, income, employment or other tax which the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Employer shall provide notice to the Participant of any such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary. The

Employer, in its sole discretion, also may provide for each payment and withholding by reducing the Participant's Account to the extent permitted by Section 409A.
10.5     Assignment, Pledge or Encumbrance
Except as expressly provided in Section 7.3, the amounts credited to the Accounts of a Participant shall not be subject to assignment, alienation, pledge, transfer or other encumbrance of any kind, whether voluntary or involuntary, and any such purported assignment, alienation, pledge, transfer or other encumbrance shall be void and unenforceable against the Plan, the Trust, the Company or any Affiliate; further, the amounts credited to the Accounts shall not be liable for, or subject to, legal process, claims of creditors, tort claims, or attachment for the payment of any claim against any Participant or other person entitled to receive such amount; provided, that nothing herein shall prevent an assignment or other encumbrance in favor of the Employer to secure any indebtedness of any kind of the Participant to the Employer.
10.6    Minor or Incompetent
If the Plan Administrator determines that any person to whom a payment is due hereunder is a minor or is incompetent by reason of a physical or mental disability, the Plan Administrator shall have the power to cause the payments becoming due to such person to be made to another for the benefit of such minor or incompetent without responsibility of the Company or the Plan Administrator to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Company, the Committee, the Plan Administrator and their designees.
10.7     Beneficiary
Each Participant may designate, on such form as may be provided by the Plan Administrator, any person(s), trusts, partnerships, foundations, or other legal entity(ies), including his estate, as his Beneficiary under the Plan. A Participant may revoke his designation of a Beneficiary or change his Beneficiary at any time prior to his death by executing a change of beneficiary form and delivering such form to the Plan Administrator. If no person or legal entity shall be properly designated by a Participant as his Beneficiary or if no designated Beneficiary survives him, his Beneficiary shall be his estate.
10.8     Binding Provisions
The provisions of this Plan shall be binding upon each Participant as a consequence of his election to participate in the Plan, and his heirs, executors, administrators, and assigns. This Plan shall be binding upon, and enforceable against, the Company and any successor(s) (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to substantially all of the business or assets of the Company.
10.9     Notices
Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Plan Administrator or to such representative as may be designated by the Plan Administrator for such purpose, shall be on such form as may be specified by the Plan Administrator, and shall not be deemed to have been made or given until the date it is received by the Plan Administrator or its designated representative.
10.10     Alternative Action
In the event it shall become impossible for the Company, the Committee or the Plan Administrator to perform any act required by this Plan, the Company, the Committee or the Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan.
10.11     Compliance with Code Section 409A

The Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time. The Plan may be amended or interpreted by the Plan Administrator as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(1).

10.12 Governing Law
The Plan shall be governed by and construed in accordance with ERISA and the Code, and to the extent not preempted by such laws, in accordance with the laws of the State of Georgia, but not including the choice of law provisions thereof.
10.13 Headings
Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.
10.14 Pronouns
The masculine pronoun shall be deemed to include the feminine wherever it appears in the Plan unless a different meaning is required by the context.
IN WITNESS WHEREOF, the Company has adopted the amended and restated Plan to be effective as of January 1, 2017.
UNITED COMMUNITY BANKS, INC

By:    /s/ Jimmy Tallent ___________

Name: Jimmy Tallent_____________

Title: Chairman and CEO__________

ATTEST:

By:    /s/ Lori McKay________

Name: Lori McKay____ _______

Title:    Corporate Secretary______